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CONFIDENTIAL TREATMENT REQUEST

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Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), is made and entered into as of February 11, 2004, between Pfizer Inc., a Delaware corporation with a place of business at 235 East 42nd Street, New York, New York 10017 ("Pfizer"), and SuperGen, Inc., a Delaware corporation with a place of business at 4140 Dublin Boulevard, Suite 200, Dublin, California 94568 ("SuperGen"). Pfizer and SuperGen are collectively referred to as the "Parties" and each, individually, a "Party".

RECITALS

        WHEREAS, SuperGen previously entered into the following agreements with the Warner-Lambert Company (now Warner-Lambert Company LLC) ("WLC") related to the manufacture, packaging, marketing, and sale of Pentostatin: a Purchase and Sale Agreement dated September 30, 1996 (the "Purchase Agreement"), and a Supply Agreement dated October 13, 1997 (the "Supply Agreement"); and

        WHEREAS, the WLC previously entered into that certain Distribution Agreement dated June 1, 1992, as amended, with the American Cyanamid Corporation (the "Distribution Agreement"); and

        WHEREAS, Wyeth (together with its predecessors in interest with respect to the Distribution Agreement, "Wyeth") subsequently acquired the American Cyanamid Corporation, and is now party to the Distribution Agreement; and

        WHEREAS, Pfizer subsequently acquired WLC, and WLC is now a wholly-owned subsidiary of Pfizer; and

        WHEREAS, the Parties desire (i) to terminate the Supply Agreement, (ii) that Pfizer cause the Asset Selling Corporations to transfer the Assets (hereinafter defined) to SuperGen or its designated Affiliate, and (iii) that SuperGen take assignment of the Distribution Agreement from WLC, in each case upon the terms and conditions as set forth herein below.

        NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

        The following capitalized terms shall have the meanings set forth below:

         1.1  "Affiliate" means any entity that controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of the respective entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

         1.2  "Assets" means the Marketing Approvals and the Trademarks.

         1.3  "Asset Selling Corporations" shall mean the entities listed on Schedule 1.3.

         1.4  "Books and Records" means the books and records of Pfizer related to (i) the Marketing Approvals, and (ii) the Distribution Agreement and Pfizer's performance thereunder prior to the Closing Date, including Pfizer's Product sales records and relevant correspondence with Wyeth.

         1.5  "Business Day" means shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by law or executive order to close.

         1.6  "Closing" shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

         1.7  "Closing Deadline" means March 31, 2004.

         1.8  "Drug Master Files" means all drug master files that are referred to or referenced in New Drug Application No. 20122-001, and owned or controlled by or in the possession of Pfizer.

         1.9  "EMEA" means The European Agency for the Evaluation of Medicinal Products.

       1.10  "Knowledge" means the actual knowledge of the individuals listed on Schedule 1.10.

       1.11  "Labeling" shall mean any and all printed labels, labeling and package inserts for the Product for countries or jurisdictions outside of the Prior Territory.

       1.12  "Liabilities" shall mean any debts, liabilities or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

       1.13  "Marketing Approvals" means any and all active or inactive (i) approvals, licenses, registrations and authorizations, of all governmental agencies in a jurisdiction for the development, manufacture, use or sale of the Product in the applicable jurisdiction, including any pricing or reimbursement approval with respect to the sale of the Product in the applicable jurisdiction; and (ii) applications for any of the foregoing; in each case in countries or jurisdictions outside the Prior Territory. Schedule 1.13 attached hereto sets forth a complete list of all Marketing Approvals and the status thereof as of the Closing Date, including the date of any required renewals after the Closing Date.

       1.14  "Patents" shall mean any of the following, as of the Closing Date: (i) any issued and unexpired patent, including without limitation inventor's certificates, utility model, substitutions, extensions, confirmations, reissues, re-examination, renewal or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including without limitation any continuation, divisional, substitution, additions, continuations-in-part, provisional and converted provisional applications.

       1.15  "Pentostatin" means the pharmaceutical compound (R) -3 - (deoxy-ß-D-erythropentofuranosyl) -3, 6, 7, 8-tetrahydroimidazo [4, 5-d] [1, 3] diazepin-8-01.

       1.16  "Prior Territory" means Canada, Mexico and the United States of America, along with all its territories and possessions, the Commonwealth of Puerto Rico and the District of Columbia.

       1.17  "Product" means any pharmaceutical preparation for human use using Pentostatin as the sole active ingredient.

       1.18  "Product Claim" shall mean a claim from a third party for money or other compensation (beyond reimbursement for the cost of the Product) in respect of potential or actual injury or harm allegedly due and owing as a result of the use, application or defect of the Product or Labeling of the Product, in each case solely with respect to Product sold or offered for sale outside of the Prior Territory, irrespective of the legal theory of liability.

       1.19  "Regulatory Authority" shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the development, manufacture or commercialization (including review and approval of Marketing Approvals) with respect to the Product outside of the Prior Territory.

       1.20  "Subsequent Acquired Know-How" means Acquired Know-How (as that term is defined in the Purchase Agreement) to the extent such Acquired Know-How was not conveyed to SuperGen pursuant to the Purchase Agreement.

       1.21  "Subsequent Licensed Know-How" means Licensed Know-How (as that term is defined in the Purchase Agreement) owned or licensed by Pfizer or its Affiliates as of the Closing Date to the extent such Licensed Know-How has not been delivered to SuperGen pursuant to the Purchase Agreement.

       1.22  "Taxes" means all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any governmental authority, and including any interest, penalties and additions attributable thereto.

       1.23  "Tax Return" means any return, report, declaration, information return, statement or other document filed or required to be filed with any governmental authority, in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

       1.24  "Trademarks" means the trademarks listed in Schedule 1.24 attached hereto.

ARTICLE 2
DISPOSITION OF ASSETS, AGREEMENTS AND PURCHASE PRICE

        2.1    Conveyance.

          (a)   Effective as of the Closing Date and subject to the terms and conditions of this Agreement, Pfizer hereby sells, conveys, transfers, assigns, delivers and shall cause the Asset Selling Corporations to sell, convey, transfer, assign and deliver to SuperGen or its designated Affiliate(s) all rights, title and interest in and to the Assets, free and clear of all liens or encumbrances of any kind.

          (b)   Excluded Assets.    Notwithstanding any other provision in this Agreement, Pfizer or any of its Affiliates shall retain the following (the "Excluded Assets"):

              (i)  the "Pfizer," "Warner-Lambert," "Parke-Davis," "Searle," and "Pharmacia" trademarks, trade names and logos;

             (ii)  the corporate books and records of the Asset Selling Corporations and the general account and books of original entry that comprise the Asset Selling Corporations' permanent accounting or tax records; and

            (iii)  all assets not expressly included in the Assets.

          (c)   Assumption of Certain Liabilities.    Upon the terms and subject to the conditions of this Agreement, SuperGen agrees, effective at the Closing, except as set forth in Section 2.1(d), to assume all the following Liabilities of the Asset Selling Corporations (collectively, the "Assumed Liabilities"):

              (i)  all Liabilities arising out of or relating to any Product Claim arising from events or activities after the Closing;

             (ii)  all Liabilities for lawsuits commenced after the Closing to the extent relating to the Trademarks;

            (iii)  all Liabilities under any contracts, agreements, licenses or commitments that are assigned to SuperGen at or after the Closing arising from events or activities after the Closing; and

            (iv)  all other Liabilities relating solely to the Product to the extent arising from events or activities after the Closing.

          (d)   Retained Liabilities.    Notwithstanding any provision in this Agreement to the contrary, Pfizer shall, or shall cause one of the Asset Selling Corporations to, retain and be responsible for the following (the "Retained Liabilities"):

              (i)  all Liabilities arising out of or relating to any Product Claim arising from events or activities prior to the Closing;

             (ii)  all Liabilities relating to employees of Pfizer or any of its Affiliates;

            (iii)  all Liabilities under any contracts, agreements, licenses or commitments that are assigned to SuperGen at or after the Closing arising from events or activities prior to the Closing; and

            (iv)  all Liabilities relating to the Excluded Assets.

        2.2    Termination of Supply Agreement.

          (a)   Termination.    Effective as of the Closing Date, SuperGen and Pfizer, on behalf of the Asset Selling Corporations, agree that the Supply Agreement shall terminate and be of no further effect, other than the specific provisions set forth in Section 2.2(b). Such termination of the Supply Agreement shall be deemed to be termination mutually agreed upon by and between SuperGen and Pfizer, on behalf of the Asset Selling Corporations, and neither Party shall have any responsibility or liability as a result of such termination. The Parties hereby waive all rights to notice of termination as may be otherwise provided under the Supply Agreement or applicable laws.

          (b)   Survival.    The following provisions of the Supply Agreement shall survive termination of the Supply Agreement pursuant to Section 2.2(a) of this Agreement: (i) Section 5.1 (Notification of Complaints), Section 5.2 (Notification of Threatened Action), and Section 6.11 (Limitation of Liability), and (ii) with respect only to Product supplied before the Closing Date, Section 2.4 (Payment), Section 2.5 (Title and Risk of Loss), Section 2.6 (Conflicting Terms), Section 2.11 (Warranties) and Section 2.13 (Indemnification).

        2.3    Amendment of Purchase Agreement.    Effective as of the Closing Date, SuperGen and Pfizer, on behalf of the Asset Selling Corporations, agree that Section 6.17 (SuperGen's Covenant Not to Compete) of the Purchase Agreement shall be terminated and be of no further force or effect.

        2.4    Assignment of Distribution Agreement.    Pfizer will cause WLC to assign, effective as of the Closing Date, all of its rights and delegates all of its duties and obligations under the Distribution Agreement to SuperGen or its designated Affiliate(s). Accordingly, effective as of the Closing Date, SuperGen will assume all of WLC's rights, duties and obligations under the Distribution Agreement.

        2.5    Purchase Price.

          (a)   Payment.    SuperGen or its designated Affiliate(s) shall pay Pfizer, as agent for the Asset Selling Corporations, One Million Dollars ($1,000,000.00) (the "Purchase Price") on the Closing Date.

          (b)   Allocation.    Pfizer, on behalf of the Asset Selling Corporations, and SuperGen hereby agree on the allocation of the Purchase Price among the Assets and the Asset Selling Corporations, all as set forth in Schedule 2.5(b) (the "Allocation"). Pfizer, on the one hand, and

  SuperGen, on the other, shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns, including, without limitation, Internal Revenue Service Form 8594, on a basis consistent with the Allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise.

        2.6    Delivery Obligations; Transactions.

          (a)   Delivery.    Pfizer shall deliver or cause to be delivered to SuperGen or its designated Affiliate(s) all tangible Assets, provided that SuperGen shall reimburse Pfizer for any reasonable out-of-pocket expenses incurred by Pfizer or its Affiliates in the course of delivery under this Section 2.6. After the Closing Date, Pfizer shall cooperate with SuperGen and provide all reasonable assistance to identify any and all Books and Records that are to be delivered to SuperGen or its designated Affiliate(s) hereunder.

          (b)   Transactions.    Within thirty (30) days after the Closing Date, Pfizer shall prepare, execute and deliver to SuperGen or its designated Affiliate(s) all necessary notifications of change to the relevant Regulatory Authorities with respect to the change in ownership of the Marketing Approvals.

        2.7    Closing.    The Closing shall take place at the offices of Pfizer Inc., 235 East 42nd Street, New York, New York, United States of America at 10:00 A.M., New York time, on the second Business Day following the satisfaction or waiver of the conditions precedent specified in Article 7, or at such other time and place as the Parties hereto may mutually agree; provided, however, that without the agreement of Pfizer and SuperGen the Closing shall not occur later than the Closing Deadline. The date on which the Closing occurs is called the "Closing Date". The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

          (a)   At the Closing, Pfizer shall deliver, or cause to be delivered, to SuperGen the following instruments and documents, in each case in a form reasonably acceptable to SuperGen:

              (i)  a general trademark assignment of all Trademarks (with trademark assignments in recordable form to be delivered after the Closing in accordance with Section 2.8);

             (ii)  bills of sale, in each case dated as of the Closing Date, pursuant to which Pfizer shall transfer to SuperGen, or agree to cause the Asset Selling Corporations to transfer to SuperGen, all of the Asset Selling Corporations' and Pfizer's right, title and interest in and to the Assets; and

            (iii)  a duly executed assignment appropriate to evidence WLC's assignment of its rights and obligations under the Distribution Agreement.

          (b)   At the Closing, SuperGen shall deliver, or cause to be delivered, to Pfizer the following:

              (i)  the Purchase Price, by wire transfer in immediately available funds to one or more accounts, which accounts shall be specified in writing by Pfizer at least two Business Days prior to the Closing Date; and

             (ii)  a duly executed assumption agreement, in a form reasonably acceptable to Pfizer, appropriate to evidence SuperGen's assumption of WLC's rights and obligations under the Distribution Agreement.

        2.8    Trademarks.    SuperGen, at its sole expense, shall prepare and deliver to Pfizer or its designated Affiliate(s) any assignments or other documents necessary to record the change in ownership of the Trademarks in each country in which there are Trademarks. SuperGen shall be solely responsible for the filing and recording of all individual country Trademark assignments, and for the official fees and agent fees associated therewith.

        2.9    Patents.    Pfizer is not aware of any Patents owned by Pfizer or any entity that is an Affiliate of Pfizer as of the Closing Date, the claims of which Patent would be infringed upon by the making, using, selling, offering for sale or importation by SuperGen of the Product in or into a country outside of the Prior Territory. If, after the Closing Date, Pfizer becomes aware of any such Patent, then Pfizer shall effect an assignment of such Patent to SuperGen or its designated Affiliate.

ARTICLE 3
NON-COMPETE COVENANT

        3.1    Covenant Not to Compete.

          (a)   Pfizer (itself and on behalf of its Affiliates) agrees and hereby covenants that it will not, for a period of [*] from the Closing Date, directly or indirectly, for itself or on behalf of or in conjunction with any other entity, sell the Product pursuant to any equivalent to any foreign Abbreviated New Drug Application (a "Generic") anywhere outside of the Prior Territory or enter into any partnership, joint venture or similar collaborative arrangement with any entity to sell Products anywhere outside of the Prior Territory. Notwithstanding the foregoing, neither Pfizer nor any of its Affiliates shall be deemed to have violated the restriction set forth in the first sentence of this Section 3.1 in the event that Pfizer or an Affiliate of Pfizer acquires (by purchase of stock or assets, merger or otherwise) a Generic, provided that Pfizer or such Affiliate thereafter divests such Generic within one year from the date of acquisition of such Generic.

          (b)   It is expressly understood and agreed that if the covenant set forth in this Section 3.1 is for any reason found to be unreasonably broad, oppressive or unenforceable in an action, suit or proceeding before any court, such court (i) shall narrow the covenant or shall otherwise endeavor to reform the scope of such covenant in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable, and (ii) to the fullest extent permitted by law, shall enforce such covenant as so reformed.

          (c)   Pfizer and SuperGen hereby agree that the breach of the covenant set forth in this Section 3.1 may cause irreparable damage to SuperGen for which monetary damages may not be a sufficient remedy. Therefore, in addition to all other remedies that may be available to SuperGen or its Affiliate(s) at law or in equity, SuperGen and its Affiliate(s) shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned covenant.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

        4.1    Representations and Warranties of Pfizer.    Pfizer hereby represents and warrants to SuperGen and its Affiliate(s) as of the Closing Date as follows:

          (a)   The Asset Selling Corporations are indirect, wholly-owned subsidiaries of Pfizer, and Pfizer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including without limitation to cause the Asset Selling Corporations to fulfill the obligations set forth in Article 2. The execution, delivery and performance of this Agreement and any transactions contemplated hereunder have been duly authorized by all necessary corporate action by Pfizer and no further authorizations or actions are required. This Agreement will, after being duly executed and delivered by Pfizer, constitute the valid and binding obligation of Pfizer, enforceable in accordance with its terms.

          (b)   The execution, delivery and performance of this Agreement and any transactions contemplated hereunder will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the charter documents or bylaws of Pfizer, (ii) any contract to which Pfizer is a party or by which its assets are or have been bound, including the Distribution Agreement; and (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pfizer or any of the Assets.

          (c)   Pfizer is conducting its business and operations as it relates to the Assets and Distribution Agreement in compliance in all material respects with all governmental laws, rules and regulations applicable thereto and to the best of Pfizer's Knowledge is not in violation or default in any material respect under any statute, regulation, order, decree or governmental authorization applicable to it or any of its properties or business as presently conducted or proposed to be conducted as it relates to the Assets or the Distribution Agreement. Pfizer is not subject to any order or consent decree of any court or administrative body that relates specifically to the Assets.

          (d)   Pfizer and the Asset Selling Corporations have full right, title and interest to, and as of the Closing Date will sell, convey, transfer, assign and deliver to SuperGen or its designated Affiliate(s) good title to all Assets. The Assets and the Distribution Agreement are free and clear of any material claim, liability, security interest or encumbrance of any party, and, except with respect to renewals of each of the Marketing Approvals as set forth in Schedule 1.13, for which Pfizer has agreed to provide assistance to SuperGen, and renewals of each the Trademarks as set forth in Schedule 1.24, there are no actions that must be taken within ninety (90) days after the Closing Date (including the payment of any fees or the filing of any report) for the purposes of obtaining, maintaining, perfecting, or preserving any Marketing Approval. Schedule 1.13 represents a full and complete list of all Marketing Approvals for the Product for countries outside of the Prior Territory, and Schedule 1.24 represents a full and complete list of all Trademarks for countries outside of the Prior Territory. There are no material problems or defects in any of the Marketing Approvals in countries set forth in Schedule 1.13 that would adversely affect such Marketing Approvals or SuperGen's ability to manufacture, market and sell Products after the Closing Date or, as a direct result of such defects, would render the Products unmarketable for the purposes for which they were intended. To Pfizer's Knowledge, there is no infringement by any third party of its title to the Assets.

          (e)   There are no adverse third party actions or claims pending against Pfizer in any court or by or before any Governmental Authority with respect to the Assets or the Distribution Agreement. There are no other actions, suits, proceedings, claims or investigations pending against Pfizer, nor has Pfizer received notice of any of the foregoing, with respect to the transactions contemplated and hereby which, if adversely determined, would prevent Pfizer from consummating the transactions contemplated hereby.

          (f)    Pfizer has provided to SuperGen a true, correct and complete copy of the Distribution Agreement, and the Distribution Agreement is valid, legally binding, enforceable, and in full force and effect, and will continue to be in full force and effect following assignment thereof to SuperGen or its designated Affiliate(s) hereunder. To the Knowledge of Pfizer: (i) Pfizer is not in breach or default under the Distribution Agreement, (ii) Wyeth is not in breach or default thereof, and (iii) there is no dispute or threatened dispute regarding the scope of the Distribution Agreement or performance under such agreement.

          (g)   Except for the Distribution Agreement, there are no outstanding material contracts, leases, instruments, obligations, commitments, understandings and agreements, whether written or oral, to which Pfizer is a party and to which the Assets will be subject after the Closing Date. Pfizer has no material agreement with any third party that will obligate SuperGen or its Affiliate(s) to make any payments to such third parties with respect to any of the Assets.

          (h)   None of the representations or warranties made by Pfizer in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

        4.2    Representations and Warranties of SuperGen.    SuperGen hereby represents and warrants to Pfizer as of the Closing Date as follows:

          (a)   SuperGen has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated herein have been duly authorized by all necessary corporate action by SuperGen and no further authorizations or actions are required. This Agreement has been duly executed and delivered by SuperGen and constitutes the valid and binding obligation of SuperGen, enforceable in accordance with its terms.

          (b)   The execution, delivery and performance of this Agreement and the transactions contemplated hereunder will not result in any Conflict with (i) any provision of the charter documents or bylaws of SuperGen, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SuperGen or any of its assets.

          (c)   None of the representations or warranties made by SuperGen in this Agreement contains any untrue statement of a material fact or omits at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

        4.3    No Reliance.    In light of the representations and warranties made by the Parties in this Article 4, each Party is relinquishing any right to any claim based on any representations and warranties, other than those specifically included in Section 4.1. Any claims a Party may have for breach of representation or warranty shall be based solely on the representations and warranties made in this Article 4. All warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code (or similar foreign laws), are hereby waived by each Party.

ARTICLE 5
COVENANTS

        5.1    Access to Information.    After the Closing, Pfizer shall afford SuperGen and its accountants, counsel and other representatives, reasonable access during normal business hours as may be appropriate, to the Books and Records and all other information concerning the Assets as SuperGen may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein.

        5.2    Further Assurances.    Without further consideration, each Party shall, and shall cause its employees and Affiliates to, execute and deliver such other instruments or documents as may be reasonably requested by the other Party (provided that the requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses incurred in the course of such delivery) in order to more effectively consummate the transactions prepared and contemplated by this Agreement and to confirm SuperGen's interest in and to the Assets.

        5.3    Additional Deliveries.    Pfizer agrees to use commercially reasonable efforts to locate, and, if located, to deliver or cause its Affiliates to deliver to SuperGen the Subsequent Acquired Know-How, if any, and the Subsequent Licensed Know-How, if any, as reasonably requested by SuperGen, including, but not limited to the Drug Master Files, batch records relating to the fermentation process for the Product, marketing materials related to the Product, and biological materials used in the manufacture of the Product; provided in each case, however, that (i) such know-how is reasonably available to Pfizer, and (ii) SuperGen shall reimburse Pfizer for any reasonable out-of-pocket expenses incurred by Pfizer or its Affiliates in the course of delivery under this Section 5.3.

        5.4    Regulatory Authority Reporting.

          (a)   After the Closing Date, and for so long as Pfizer remains the registered owner of any Marketing Approval for the Product in a country outside of the Prior Territory where the Product is presently marketed by Wyeth, Pfizer will continue to receive, process, assess and maintain the database for reports of adverse events for the Product in such country. During this time, Pfizer will provide SuperGen with a copy of each Council for International Organizations of Medical Sciences (CIOMS) report for the Product that Pfizer sends to Pfizer's local Affiliate(s) with respect to the Product at the same time that Pfizer sends the CIOMS report to Pfizer's local Affiliate(s).

          (b)   After the Closing Date SuperGen shall be responsible for making all required reports for the Product to Regulatory Authorities in countries for which the Market Approval for the Product has been transferred to SuperGen pursuant to this Agreement, including but not limited to, the filing of annual reports and the filing and/or monitoring of adverse events or complaints reported to Pfizer or any of its Affiliates. For avoidance of doubt, SuperGen shall be responsible, to the extent required by applicable law, for making all required reports for the Product to the EMEA.

          (c)   After the Marketing Approval for the United Kingdom (the Reference Member State for the Product), transfers from Pfizer to SuperGen, SuperGen shall submit all CIOMS reports to the Regulatory Authorities in the United Kingdom including those for the Prior Territory and those provided by Pfizer under Section 5.3(a).

          (d)   Pfizer and SuperGen will adhere to the process described in Sections 5.3(a)-(c) until the date on which record ownership of the last Marketing Approval has been transferred to SuperGen (the "Last Transfer Date"). Following the Last Transfer Date, Pfizer will have no further obligations to, and will no longer, assess, database or report to any Regulatory Authorities adverse event cases for the Product received by Pfizer, but will, for the twelve (12) month period starting with the Last Transfer Date, promptly provide SuperGen with such information as SuperGen or its Affiliates shall reasonably require in order to comply with all applicable laws.

          (e)   Promptly after the Closing Date, the Parties will discuss and agree upon a plan for transfer, after the Last Transfer Date, of the safety database for the Product maintained by Pfizer to SuperGen.

        5.5    Transition.    To effect a smooth transition from Pfizer to the SuperGen with respect to the Product and Assets pursuant to this Agreement, for a period of 180 days commencing on the Closing Date, Pfizer will (a) if not completed prior to the Closing, seek to complete the renewal process for the Marketing Approvals for the Product which process was commenced by Pfizer prior to the Closing; (b) provide reasonable assistance to SuperGen, as requested by SuperGen, in connection with the transfer of the Marketing Approvals for the Product to SuperGen; and (c) provide to SuperGen such information in the possession of Pfizer as may reasonably be required by SuperGen to ensure an orderly transition of the Product and the Assets to SuperGen.

        5.6    Labeling.    For up to 180 days after the Closing Date, SuperGen may continue to use Pfizer's (or its Affiliate's) Labeling on the Product. After such time, the Product shall be manufactured with Labeling and packaging identifying SuperGen (or SuperGen's designee) as the owner of the Marketing Approval. SuperGen shall amend the Labeling in each country as soon as practicable from the date SuperGen completes the registration ownership transfer process in such country, but in no event later than 90 days thereafter. With respect to Product sold after the Closing Date, as between Pfizer and SuperGen, SuperGen shall be solely responsible for ensuring that the Labeling and other printed materials, if any, comply with all applicable laws and regulations.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS,
WARRANTIES AND INDEMNIFICATION

        6.1    Survival of Representations and Warranties.    All of the representations and warranties contained herein shall survive the Closing Date and continue in full force and effect for a period of one (1) year thereafter.

        6.2    Indemnification of SuperGen.    Pfizer agrees to indemnify, defend and hold harmless SuperGen and its officers, directors and Affiliates (the "SuperGen Indemnified Parties") from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses, and expenses of investigation and defense (hereinafter collectively "Losses"), incurred or suffered by the SuperGen Indemnified Parties directly or indirectly as a result of (i) any breach of a representation or warranty of Pfizer contained in this Agreement; (ii) any failure by Pfizer to comply with any covenant contained in this Agreement; or (iii) any Retained Liabilities.

        6.3    Indemnification of Pfizer.    SuperGen agrees to indemnify, defend and hold harmless Pfizer and its officers, directors and Affiliates (the "Pfizer Indemnified Parties") from and against all Losses incurred or suffered by the Pfizer Indemnified Parties directly or indirectly as a result of (i) any or breach of a representation or warranty of SuperGen contained in this Agreement; (ii) any failure by SuperGen to comply with any covenant contained in this Agreement; (iii) any activities relating to the Distribution Agreement that occur after the Closing Date; or (iv) any other events or activities that occur after the Closing Date with respect to the Product.

        6.4    Procedure.

          (a)   Claim Notice.    Any party that may be entitled to indemnification under this Article 6 (an "Indemnified Party") shall send to the Party obligated to indemnify it (the "Indemnifying Party") prompt written notice of any claim, demand, action or other proceeding made against the Indemnified Party or which the Indemnified Party has reasonable grounds to believe may be made against the Indemnified Party (a "Claim Notice"). Any Claim Notice shall specify in reasonable detail the basis of such claim or anticipated claim, and the nature of the breach of representation, warranty or covenant to which such item is related. The failure to deliver a Claim Notice reasonably promptly upon receipt of notice by the Indemnified Party of any such Loss anticipated Loss shall not relieve the Indemnifying Party of any indemnification obligations hereunder, unless such failure materially and adversely prejudiced the Indemnifying Party.

          (b)   Objection.    In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Notice within thirty (30) days after delivery of such Claim Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith for sixty (60) days to resolve such dispute. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all such Parties.

          (c)   Defense; Settlement.

              (i)  The Indemnifying Party shall have the right to assume and control the defense and/or, at its option, settlement of any claim that is subject indemnification hereunder, with counsel selected by the Indemnifying Party. The Indemnified Party, its employees and agents, shall at the Indemnifying Party's expense, reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Article 6.

             (ii)  The indemnity obligations under this Article 6 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably conditioned, withheld or delayed. The Indemnifying Party may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of, or adversely affects, the Indemnified Party without the prior express written consent of the Indemnified Party, which consent shall not be unreasonably conditioned, withheld or delayed.

        6.5    Certain Limitations.    Pfizer shall not have any indemnification obligation under Section 6.2 for Losses unless the aggregate of all such Losses for which Pfizer would, but for this provision, be liable exceeds on a cumulative basis [*], but if such amount is exceeded, Pfizer shall be required to pay only the amount of such Losses which in the aggregate exceed [*]; provided however, that Pfizer shall have no indemnification obligation under Section 6.2 for Losses (x) for any individual item where the Loss relating thereto is less than [*] and (y) which in the aggregate are in excess of [*].

        6.6    Sole Remedy/Waiver.    The Parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the Parties' sole and exclusive remedy with respect to the subject matter of this Agreement, except for claims for injunctive relief resulting from a breach or threatened breach of Article 8 hereof. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Pfizer or any of its Affiliates, or SuperGen or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local law.

        6.7    No Consequential Damages.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROFITS THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

ARTICLE 7
CLOSING CONDITIONS; WAIVER

        7.1    Closing Conditions.    The respective obligations of each Party under this Agreement are subject to the satisfaction on the Closing Date of the following conditions, provided that compliance with any such conditions or parts thereof may be waived by the applicable Party in accordance with Section 7.2:

          (a)   The representations and warranties of each Party set forth in Article 4 (other than those set forth in Section 4.1(c)) shall be true in all material respects and each Party shall have performed all obligations and conditions herein required to be performed except with respect to representatives and warranties that expressly relate to a particular date, which must be true in all material respects as of such date or observed by it on or prior to the Closing Date.

          (b)   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereunder, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending.

        7.2    Extension; Waiver.    At any time, Pfizer and SuperGen may (i) extend the time for the performance of any of the obligations of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 8
CONFIDENTIAL INFORMATION

        8.1    Confidential Information.    Each Party agrees, and shall cause its Affiliates, employees and agents to agree, to maintain in confidence all confidential or proprietary information disclosed to it by the other Party for the five (5) year period from the Closing Date, and shall not use, disclose or grant the use of the confidential information provided by the other Party during such five (5) year period except (i) to the extent such use or disclosure is reasonably necessary in connection with such Party's performance of its obligations and exercise of its rights and licenses under this Agreement, provided that any such authorized disclosure is made pursuant to a binding obligation of confidentiality no less protective of such confidential information than this Section 8.1 or (ii) in prosecuting or defending litigation, complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements. Each Party shall use the same level of care to protect against unauthorized use and disclosure of the other Party's confidential information that such Party uses in protecting its own confidential information, but in no event less than reasonable care. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party's confidential information. For clarity the Assigned Technology shall be deemed the confidential information of SuperGen. This Article 8 shall apply to confidential information disclosed pursuant to the Purchase Agreement and the Supply Agreement.

        8.2    Exclusions.    The confidentiality obligations contained in Section 8.1 shall not apply to the extent that the disclosed information: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving Party (the "Recipient"); (ii) was known to the Recipient, without restriction, at the time of disclosure, as demonstrated by the Recipient's files in existence at the time of disclosure; (iii) was independently developed by the Recipient without any use of the confidential information of the disclosing Party, as demonstrated by files created at the time of such independent development; (iv) is obtained from a third party, without restriction, who had the legal right to disclose the same to the Recipient.

ARTICLE 9
GENERAL

        9.1    No Agency.    Each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.

        9.2    Notices.    Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by confirmed facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to SuperGen:	SuperGen, Inc. 4140 Dublin Boulevard, Suite 200 Dublin, California 94568 Attn: [*] Telephone: [*] Facsimile: [*]
with a copy to:	[*] Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Telephone: [*] Facsimile: [*]
if to Pfizer:	Pfizer Inc. 235 East 42nd Street New York, New York 10017 Attn: [*] Telephone: [*] Facsimile: [*]
with a copy to:	Pfizer Inc. 235 East 42nd Street New York, New York 10017 Attn: [*] Telephone: [*] Facsimile: [*]

        9.3    Governing Law.    This Agreement shall be governed in all respects by the laws of the United States of America and the State of Delaware.

        9.4    Breaches and Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

        9.5    Waiver.    No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. Except as otherwise expressly provided herein, no Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

        9.6    Assignment.    No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto, except that SuperGen may without such consent assign its rights and obligations hereunder to one or more of its Affiliates or to any successor to all or substantially all of its pharmaceuticals business. No such assignment will relieve the assigning Party of any of its liabilities hereunder. For the avoidance of doubt, nothing in this Section 9.6 shall prevent SuperGen from transferring the Assets or sublicensing any license rights granted hereunder or under the Purchase Agreement (to the extent SuperGen otherwise has the right to do so), provided that Pfizer's obligations to SuperGen hereunder (including without limitation those in Articles 5 and 6) shall not be assigned to the transferee, other than as permitted in the first sentence of this Section 9.6.

        9.7    Amendment.    The Parties may amend this Agreement at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

        9.8    Severability.    If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.

        9.9    Entire Agreement.    This Agreement (including the Schedules attached hereto) along with the Purchase Agreement, as amended hereby, sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and except as expressly provided in Section 2.2(b) supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.

        9.10    Counterparts.    This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.

        9.11    Public Disclosure.    Notwithstanding anything herein to the contrary, each of the Parties to this Agreement hereby agrees with the other Party hereto that, except as may be required to comply with the requirements of any applicable laws, and the rules and regulations of each stock exchange upon which the securities of either of the Parties is listed, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement unless the Parties shall have mutually agreed in advance with respect thereto.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.

PFIZER INC.	SUPERGEN, INC.
By:	By:

Name:	Name:

Title:	Title:

[Remainder of page intentionally left blank]

Schedule 1.3

Asset Selling Corporations

Warner-Lambert Company LLC

Warner-Lambert N.V

Pfizer ApS

Goedecke GmbH

Pfizer Hellas AE

Warner-Lambert Ltd.

Pfizer Italia S.r.l

Warner-Lambert N.V

Pfizer BV

Laboratorios, Pfizer Lda.

Warner-Lambert Ltd.

Parke Davis, S.L.

Pfizer SAS

Schedule 1.10

Knowledge of Pfizer

Name	Title
[*]	[*]

Schedule 1.13

Marketing Approvals

Country	Type of application	Marketing Status	Registration date	Required Renewal Date
[*]	[*]	[*]	[*]	[*]

2

Schedule 1.24

Trademarks

Trademark	Country	Status	Appln No.	Appln Dt.	Reg. No.	Reg. Dt.	Action Due	Action Due Date
NEPENT	Portugal	Registered	288000	15DE1992	288000	09SE1994	RENEWAL	09SE2004
NEPENT	Switzerland	Registered	721/1993/9	28JA1993	404937	28JA1993	RENEWAL	28JA2013
NIPENT	Argentina	Registered	1863817	27NO1992	1533131	29JL1994	RENEWAL	29JL2004
NIPENT	Australia	Registered	572044	06FE1992	A572044	20AU1993	RENEWAL	06FE2009
NIPENT	Austria	Registered	AM1225/92	13MR1992	142593	26JE1992	RENEWAL	30JE2012
NIPENT	Benelux	Registered	73199	07FE1992	510378	07FE1992	RENEWAL	07FE2012
NIPENT	Bosnia-Herzegovina	Registered	BAZ96724A	27MY1996	BAZ96724	22MY2001	RENEWAL	27MY2006
NIPENT	Brazil	Registered	817009191	07DE1992	817009191	07JE1994	RENEWAL	07JE2004
NIPENT	Chile	Registered	200789	21SE1992	392835	23JE1993	RENEWAL	28NO2012
NIPENT	Costa Rica	Registered	NONE	18JA1993	83154	12JL1993	RENEWAL	12JL2013
NIPENT	Czech Republic	Registered	71546-92	04SE1992	179291	31AU1994	RENEWAL	04SE2012
NIPENT	Ecuador	Registered	35894/92	10DE1992	73/94	01FE1994	RENEWAL	01FE2004
NIPENT	Estonia	Registered	9303725	14AP1993	16108	30JE1995	RENEWAL	30JE2005
NIPENT	France	Registered	292642	19JE1991	1672107	19JE1991	RENEWAL	18JE2011
NIPENT	Great Britain	Registered	1467255	12JE1991	1467255	23OC1992	RENEWAL	12JE2008
NIPENT	Georgia	Registered	T1998013148	24FE1998	11269	11DE1998	RENEWAL	11DE2008
NIPENT	Germany	Registered	W41873/5WZ	27JE1991	2044619	10SE1993	RENEWAL	30JE2011
NIPENT	Greece	Registered	107634	06FE1992	107634	17OC1994	RENEWAL	06FE2012
NIPENT	Guatemala	Registered	279-93	18JA1993	75495	31AU1995	RENEWAL	30AU2005
NIPENT	Honduras	Registered	10700/93	26OC1993	60117	18JL1994	NON USE TAX	28FE2004
NIPENT	Hong Kong	Registered	1232/92	21FE1992	102/1994	10JA1994	RENEWAL	21FE2013
NIPENT	Ireland	Registered	92/0692	06FE1992	149923	09JE1994	RENEWAL	05FE2009
NIPENT	Italy	Registered	91C002241	19JE1991	612995	29DE1993	RENEWAL	19JE2011
NIPENT	Jamaica	Registered	5/4846	04DE1992	26733	04JL1996	RENEWAL	04DE2013
NIPENT	Japan	Registered	8159/1992	30JA1992	2685981	29JL1994	RENEWAL	29JL2004
NIPENT	South Korea	Registered	92-3034	08FE1992	260438	07AP1993	RENEWAL	07AP2013
NIPENT	Latvia	Registered	M-93-2210	08MR1993	M33895	20OC1996	RENEWAL	08MR2013
NIPENT	Lithuania	Registered	12925	05OC1993	23930	16DE1996	RENEWAL	05OC2013
NIPENT	New Zealand	Registered	216056	07FE1992	216056	09NO1994	RENEWAL	07FE2013
NIPENT	Nicaragua	Registered	93-00408	16FE1993	24469	26NO1993	RENEWAL	25NO2013
NIPENT	Norway	Registered	93/3664	03AU1993	167356	23MR1995	RENEWAL	23MR2005
NIPENT	Panama	Registered	68800	10DE1993	68800	27JE1995	RENEWAL	27JE2005
NIPENT	Paraguay	Registered	19195	26NO1992	163292	19AU1993	RENEWAL	19AU2013
NIPENT	Poland	Registered	Z-113345	09SE1992	79101	28OC1994	RENEWAL	09SE2012
NIPENT	Portugal	Registered	288001	15DE1992	288001	09SE1994	RENEWAL	09SE2004
NIPENT	Romania	Registered	27768	16SE1992	19850	05JE1996	RENEWAL	16SE2012
NIPENT	South Africa	Registered	92/0938	06FE1992	92/0938	21MR1994	RENEWAL	06FE2012
NIPENT	El Salvador	Registered	4035/92	27NO1992	172	12DE1996	RENEWAL	12DE2006
NIPENT	Serbia-Montenegro	Registered	Z-1127/92	16SE1992	40306	19SE1997	RENEWAL	16SE2012
NIPENT	Slovak Republic	Registered	71546-92	04SE1992	174929	14JE1995	RENEWAL	04SE2012
NIPENT	Spain	Registered	1645121	27JE1991	1645121	04MR1994	RENEWAL	27JE2011
NIPENT	Switzerland	Registered	722/1993.0	28JA1993	404938	28JA1993	RENEWAL	28JA2013
NIPENT	Taiwan	Filed	91046026	01NO2002
NIPENT	Ukraine	Registered	93084118	03AU1993	8846	31OC1997	RENEWAL	03AU2013
NIPENT	Uruguay	Registered	258929	30NO1992	258929	23SE1994	RENEWAL	23SE2004
ONCOPENT	Australia	Registered	572045	06FE1992	A572045	20AU1993	RENEWAL	06FE2009
ONCOPENT	Austria	Registered	AM1226/92	13MR1992	142594	26JE1992	RENEWAL	30JE2012
ONCOPENT	Benelux	Registered	73200	07FE1992	510379	07FE1992	RENEWAL	07FE2012
ONCOPENT	Brazil	Registered	817009205	07DE1992	817009205	07JE1994	RENEWAL	07JE2004
ONCOPENT	Costa Rica	Registered	NONE	18JA1993	84699	10NO1993	RENEWAL	10NO2013
ONCOPENT	Denmark	Registered	1013/1992	11FE1992	6248/1992	10JL1992	RENEWAL	10JL2012
ONCOPENT	Ecuador	Registered	35895/92	10DE1992	74/94	01FE1994	RENEWAL	01FE2004
ONCOPENT	Finland	Registered	1951/92	21AP1992	125826	05MR1993	RENEWAL	05MR2013
ONCOPENT	France	Registered	290553	10JE1991	1670406	10JE1991	RENEWAL	09JE2011

1

ONCOPENT	Greece	Registered	107633	06FE1992	107633	17OC1994	RENEWAL	06FE2012
ONCOPENT	Guatemala	Registered	282-93	18JA1993	72589	30AU1994	RENEWAL	29AU2004
ONCOPENT	Hong Kong	Registered	1234/92	21FE1992	103/1994	10JA1994	RENEWAL	21FE2013
ONCOPENT	Ireland	Registered	92/0693	06FE1992	149924	09JE1994	RENEWAL	05FE2009
ONCOPENT	Italy	Registered	RM91C002149	13JL1991	612913	29DE1993	RENEWAL	13JL2011
ONCOPENT	Jamaica	Registered	5/4847	04DE1992	25906	09JA1996	RENEWAL	04DE2013
ONCOPENT	Japan	Registered	8160/1992	30JA1992	2665074	31MY1994	RENEWAL	31MY2004
ONCOPENT	South Korea	Registered	92-3035	08FE1992	260439	07AP1993	RENEWAL	07AP2013
ONCOPENT	New Zealand	Registered	216057	07FE1992	216057	14DE1994	RENEWAL	07FE2013
ONCOPENT	Nicaragua	Registered	93-00409	16FE1993	24468	26NO1993	RENEWAL	25NO2013
ONCOPENT	Norway	Registered	93/3665	03AU1993	167357	23MR1995	RENEWAL	23MR2005
ONCOPENT	Paraguay	Filed	19194	26NO1992
ONCOPENT	Portugal	Registered	288002	15DE1992	288002	09SE1994	RENEWAL	09SE2004
ONCOPENT	South Africa	Registered	92/0939	06FE1992	92/0939	21MR1994	RENEWAL	06FE2012
ONCOPENT	El Salvador	Registered	4036/92	27NO1992	195	12MY1995	RENEWAL	12MY2005
ONCOPENT	Sweden	Registered	92-1338	06FE1992	250724	13AU1993	RENEWAL	13AU2013
ONCOPENT	Switzerland	Registered	723/1993/2	28JA1993	404939	28JA1993	RENEWAL	28JA2013
ONCOPENT	Uruguay	Registered	258930	30NO1992	258930	07MY1993	RENEWAL	07MY2013
ONCOPENT	Venezuela	Registered	6386/92	31MR1992	169840	07OC1994	RENEWAL	07OC2004

2

Schedule 2.5(b)

Allocation of the Purchase Price

Among the Asset Selling Corporations

[*]

Among the Assets

[*]

CONFIDENTIAL TREATMENT REQUEST

*
Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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